EXHIBIT 3.2

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY
AGREEMENT
OF
LAKE ACQUISITION COMPANY, L.L.C.

          This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Lake Acquisition Company, L.L.C. (the "Company") is made and entered into as of May 1, 2002 by Allegheny Energy Supply Company, LLC, ("AE Supply"), a Delaware limited liability company as the sole member (the "Parent" or "Member"). As used in this Agreement, the term "Member" means Parent or any other person or entity that is admitted as a Member of the Company in accordance with this Agreement and the Delaware Limited Liability Company Act (6 Del.C. Section 18-101 et seq.), as amended from time to time (the "Act"), in each case so long as such person or entity remains a member of the Company, and the term "Members" means all of such persons or entities (whether one or more) collectively.

          The Member, by execution of this Agreement, hereby establishes the Company as a limited liability company pursuant to and in accordance with the Act.

          1.   Articles. Articles of Organization of the Company (the "Articles") have been filed in the office of the Delaware Secretary of State pursuant to the Act. Each of the Members is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments and restatements to the Articles required pursuant to the Act and any other documents as may be required or appropriate under the laws of the State of Delaware.

          2.   Name. The name of the limited liability company formed hereby is Lake Acquisition Company, L.L.C.

          3.   Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

          4.   Registered Office. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          5.   Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

          6.   Principal Business Office. The principal business office of the Company shall be located at 480 N. Hall Road, Wheatland, Indiana 47597 or at such other location as may hereafter be determined by the Members.

          7.   Members. The name of the Member is Allegheny Energy Supply Company, LLC. The percentage ownership interest of the Member is set forth in Annex I. No other person or entity shall be admitted as a member of the Company without the prior written approval of the Members.

          8.   Powers. The business and affairs of the Company shall be managed by the Members. Each of the Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purpose described herein, including all powers, statutory or otherwise, possessed by managing members under the laws of the State of Delaware. The Members may, by resolution adopted by the sole Member or, if more than one, a majority in interest of the Members, designate one or more committees, each to have such lawfully delegable powers and duties as the Members may confer. Except as provided by law, any such committee may have and may exercise the powers and authority of the Members of the Company. Unless otherwise prescribed by the Members, a majority of the members of the committee shall constitute a quorum for the transaction of business, and the act of a majority of the members of the committee present at a meeting of the committee at which there is a quorum shall be the act of such committee. In addition, the Members may, by resolution adopted by the sole Member or, if more than one, a majority in interest of the Members, elect such officers of the Company as the Members believe to be in the best interests of the Company. The officers of the Company shall have such authority and shall perform such duties as are customarily incident to their respective offices or as may be specified from time to time by resolution of the Members regardless of whether such authority and duties are customarily incident to such office. Parent is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company (and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

          9.   Restriction on Powers. Notwithstanding any other provision of this Agreement and any provision of law, the Company shall not, without the consent of all of the Members (a) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) consent to the institution of bankruptcy or insolvency proceedings against it or to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (c) file a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a part of its property, (e) make a general assignment for the benefit of creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any corporate action in furtherance of the actions set forth in clauses (a) through (f) of this Section 9.

          10.   Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of all of the Members, (b) the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, unless, within ninety days after the occurrence of such an event, the remaining Members agree in writing to continue the business of the Company, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

          11.   Capital Contributions. Without creating any rights in favor of any third party, initial capital contributions shall be made by the Members at the times and in the amounts determined by the Members, and may be made in cash or other property as determined by the Members. Members have contributed amounts in cash, and no other property, to the Company according to the percentage interests set forth on Annex I hereto.

          12.   Additional Contributions. No member is required to make any additional capital contributions to the Company. However, a Member may make additional capital contributions to the Company.

          13.   Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion to the ownership percentages of the Members.

          14.   Distributions. The Company shall make distributions (including, without limitation, interim distributions) of cash or other property to the Members in the same proportion as their then capital contributions, at such times and in such amounts as the Members may determine.

          15.   Restrictions on Transfer. No Member may transfer, sell, assign, pledge, encumber or otherwise dispose of any part of its membership interest without the consent of the other Members.

          16.   Exculpation. Neither the Members, nor any owner, officer, or employee of the Company or the Members, shall be liable, responsible or accountable in damages or otherwise to the Company or the Members for any action taken or failure to act (even if such action or failure to act constituted the negligence of a person) on behalf of the Company within the scope of the authority conferred on the person described in this Agreement or by Law unless such act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. To the extent that, at law or in equity, the Members, or any owner, officer, or employee of the Company or the Members have duties (including fiduciary duties) and liabilities relating to the Company, the Members or any owner, officer, or employee of the Company or the Members acting under this Agreement shall not be liable to the Company or the Members for their reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Members or any owner, officer, or employee of the Company or the Members otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Members or any owner, officer, or employee of the Company or the Members.

          17.   Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

                                                  Member:

                                                  ALLEGHENY ENERGY SUPPLY COMPANY, LLC,
                                                  a Delaware limited liability company

                                                  By:  /s/ D. C. Benson
                                                  Name:  David C. Benson
                                                  Title:   Vice President

ANNEX I

Percentage Interests of the Members

Allegheny Energy Supply Company, LLC                                        100%